Exhibit 99

TITAN INTERNATIONAL, INC. REPORTS THIRD QUARTER EARNINGS

Quincy, IL. - Titan International, Inc. (NYSE: TWI)
October 27, 2005

Third quarter highlights:

• Net sales remained over $100 million in Titan’s 2005 third quarter, despite the natural disasters and dry weather that occurred in the United States during the period, which impacted product demand. The net sales of $102.7 million this quarter compare to $116.5 million in the third quarter of last year.

• Despite the difficult conditions in the period, adjusted income from operations, not including idled asset depreciation, remained a positive $3.6 million in the quarter. This compares to $9.9 million in third quarter 2004.

• Interest expense for the third quarter was $1.8 million, a 54% decrease as compared to the $3.8 million recorded in the third quarter of 2004.

• Debt declined $9.1 million in the quarter to a balance of $102.0 million, the lowest debt level since Titan’s first year as a public company in 1993. This debt includes $81.2 million in convertible bonds.

Statement of Chief Executive Officer:

“Third quarter is always the toughest quarter due to Titan’s various shut downs, and usually during the third quarter most OEMs adjust their inventory levels,” said Titan Chairman and CEO Maurice Taylor Jr. “There’s no question costs have risen further than we anticipated. In addition to working on closing various acquisitions, management, starting with myself, must keep a keen focus on our costs. We believe there will be some movement up and down in our markets over the next few months. Our business has been good, and we in management will continue our focus to drive product costs down.”

Year-to-date highlights:

• Year-to-date net sales increased $18.3 million, or 5%, to $373.6 million when compared to 2004 year-to-date net sales of $355.2 million, excluding Titan Europe. Recorded 2004 year-to-date net sales were $404.7 million, including $49.4 million of Titan Europe sales.

• Basic earnings per share year-to-date were $.94, a 38% increase over the $.68 per share recorded for the nine months ended September 30, 2004.

• Fully diluted earnings per share year-to-date was $.83, a 28% increase over the $.65 per share recorded for the nine months ended September 30, 2004.

Financial overview:

Titan International, Inc. reported net sales of $102.7 million for third quarter of 2005, a reduction of 12% compared to $116.5 million for the previous year’s quarter. Net sales for the first three quarters of 2005 were $373.6 million, up from $355.2 million for the first three quarters of 2004 on a pro forma basis, adjusted for the sale of Titan Europe in April 2004. Reported sales for the first three quarters of 2004 were $404.7 million.

Adjusted income from operations (not including idled assets depreciation of $1.3 million in the quarter and $4.0 million year-to-date) was $3.6 million and $33.3 million for the quarter and nine months ended September 30, 2005, respectively. These results compare to last year’s $9.9 million and $34.3 million, for the quarter and year-to-date. (See Idled assets marketed for sale depreciation.)

Titan reduced debt by $9.1 million, or 8%, in the quarter, to a balance of $102.0 million. The balance on the company’s revolving credit facility was $10.5 million on September 30, 2005, down from $19.5 million on June 30, 2005.

The income tax benefit was $0.8 million and $0 for the three and nine months ending September 30, 2005. Based on the company’s estimated year-end tax rate, the company provided for income taxes at an effective rate of 0% for the nine months ending September 30, 2005.

Net income for the third quarter was $1.2 million, as compared to $1.5 million in the third quarter of 2004. Net income for the nine months ended September 30, 2005 and 2004 was $16.6 million and $12.4 million respectively.

Basic earnings per share were $.06 for the third quarter 2005 and $.09 per share for the third quarter of 2004. Year-to-date 2005 basic earnings per share were $.94, compared to $.68 per share for the year-to-date 2004.

Fully diluted earnings per share were $.06 for the third quarter 2005 and $.09 per share for the third quarter of 2004. Year-to-date 2005 fully diluted earnings per share were $.83, compared to $.65 per share for the year-to-date 2004.

Idled assets marketed for sale depreciation:

Titan recorded depreciation for idled assets marketed for sale of $1.3 million for third quarter 2005, and $4.0 million year-to-date 2005, as compared to no expense recorded for these time periods during 2004.

Acquisition update:

Titan Tire Corporation, a subsidiary of the Company, entered into a definitive agreement to purchase the assets of The Goodyear Tire & Rubber Company’s North American farm tire business on February 28, 2005. The closing is subject to certain conditions. At the closing, Titan will purchase the assets of Goodyear’s farm tire business for approximately $100 million.

On July 26, 2005, Titan Tire Corporation received approval from the International leadership of the United Steelworkers of America (USWA) to begin negotiations with USWA Local 745 in Freeport, Illinois. A contract must be approved by the USWA membership in Freeport for the sale to Titan to be finalized. The termination date of the agreement has been extended to November 1, 2005.

Cash merger offer

On October 11, 2005, the Company received an offer from One Equity Partners LLC (One Equity), a private equity affiliate of JPMorgan Chase & Co., indicating One Equity’s interest in acquiring Titan International, Inc., in a cash merger for $18.00 per share of Titan common stock. A Special Committee of the Board of Directors of Titan was formed to pursue discussions with One Equity. The offer is subject to reaching a definitive agreement with the customary conditions, due diligence, financing, both One Equity and Titan board approvals and Titan’s stockholders’ approval. There can be no assurance that any agreement will be completed. Mr. Richard M. Cashin Jr., one of Titan’s directors, is also the Managing Partner of One Equity. Mr. Maurice M. Taylor Jr., Chief Executive Officer and Chairman of the Board of Directors of Titan, is expected to participate with One Equity Partners. Additionally, Mr. Mitchell I. Quain and Mr. Anthony L. Soave, also directors of Titan, may participate.

The Special Committee consists of Mr. Erwin H. Billig, Mr. Edward J. Campbell and Mr. Albert J. Febbo. No member of the Special Committee is participating with One Equity in the cash merger offer. The Special Committee hired counsel and a financial advisor. The financial advisor is Jefferies & Company, Inc. Anyone who is interested in submitting a competing offer to Titan’s Special Committee may do so by contacting Jefferies & Company, Inc. at the address of 520 Madison Avenue, New York, N.Y., 10019. The telephone number is (212) 284-2300 and the fax number is (212) 284-2114.

Additional information:

For additional information and Management’s Discussion and Analysis of Financial Condition and Results of Operations, see the company’s Form 10-Q for quarterly period ended September 30, 2005, filed with the Securities and Exchange Commission on October 27, 2005.

Safe harbor statement:

This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2004. The Company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

Company description:

Quincy, IL. - Titan International, Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction, and consumer (i.e. all terrain vehicles and trailers) applications.

Titan International, Inc.
Consolidated Statements of Operations (Unaudited)
For the three and nine months ended September 30, 2005 and 2004

Amounts in thousands except earnings per share data.	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Net sales	$102,712	$116,487	$373,550	$404,651
Cost of sales	91,739	98,686	315,994	338,241
Gross profit	10,973	17,801	57,556	66,410

Selling, general & administrative expenses	7,213	7,613	23,658	27,585
Research & development expenses	205	323	598	1,530
Idled assets marketed for sale depreciation	1,312	0	3,992	0
Goodwill impairment on Titan Europe	0	0	0	2,988
Income from operations	2,243	9,865	29,308	34,307

Interest expense	(1,781)	(3,833)	(6,723)	(13,598)
Noncash convertible debt conversion charge	0	0	(7,225)	0
Debt termination expense	0	(3,654)	0	(3,654)
Equity income (loss) from unconsolidated affiliate	322	(367)	2,360	421
Other (expense) income	(413)	105	(1,137)	239
Income before income taxes	371	2,116	16,583	17,715

(Benefit) provision for income taxes	(811)	635	0	5,315

Net income	$1,182	$1,481	$16,583	$12,400

Earnings per common share:
Basic	$.06	$.09	$.94	$.68
Diluted	.06	.09	.83	.65

Average common shares outstanding:
Basic	19,422	16,324	17,570	18,293
Diluted	19,617	16,426	25,298	20,429

Adjustment Calculations (Unaudited)
Amounts in thousands except per share data.	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Income from operations	$2,243	$9,865	$29,308	$34,307
Add back: Idled assets marketed for sale depreciation	1,312	0	3,992	0
Adjusted income from operations	$3,555	$9,865	$33,300	$34,307

Segment Information
Revenues from external customers (Unaudited)
Amounts in thousands	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Agricultural	$64,595	$70,451	$244,873	$253,583
Earthmoving/Construction	31,303	37,495	106,165	124,546
Consumer	6,814	8,541	22,512	26,522
Total	$102,712	$116,487	$373,550	$404,651

Consolidated Condensed Balance Sheets (Unaudited)
Amounts in thousands
	September 30,	December 31,
Assets	2005	2004
Current assets:
Cash & cash equivalents	$594	$1,130
Accounts receivable	56,553	52,781
Inventories	78,941	84,658
Deferred income taxes	6,711	6,711
Other current assets	13,907	9,388
Total current assets	156,706	154,668

Property, plant & equipment, net	69,929	80,644
Idled assets marketed for sale	26,574	31,245
Investment in unconsolidated affiliate	28,855	30,040
Restricted cash on deposit	24,500	24,500
Goodwill	11,702	11,702
Other noncurrent assets	18,658	21,367
Total assets	$336,924	$354,166

Liabilities & stockholders’ equity
Current liabilities:
Short-term debt (including current portion of long-term debt)	$141	$217
Accounts payable	22,773	26,733
Other current liabilities	13,659	12,820
Total current liabilities	36,573	39,770

Long-term debt	101,887	169,688
Deferred income taxes	9,164	9,164
Other long-term liabilities	26,320	28,663
Stockholders’ equity	162,980	106,881
Total liabilities & stockholders’ equity	$336,924	$354,166

Contact: Courtney Leeser, Communications Coordinator
(217) 221-4489